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                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            ONCURE TECHNOLOGIES CORP.

         Pursuant to the provisions of Sections 607.0602 and 607.1006 of the Florida Business Corporation Act, it is hereby certified that:

         FIRST: The name of the corporation is OnCure Technologies Corp. (the "Corporation").

         SECOND: This amendment to the Articles of Incorporation of the Corporation was duly adopted and approved by the board of directors of the Corporation on May 14, 2001.

         THIRD: The holders of the Company's Series C Cumulative Accelerating Redeemable Preferred Stock, Series D Cumulative Accelerating Redeemable Preferred Stock and Series E Cumulative Accelerating Redeemable Preferred Stock were entitled to vote seperately on this Amendment and the number of votes cast for this amendment by the holders of each such series of preferred stock was sufficient for approval.

         FOURTH: The following shall be added to Article Three of the Articles of Incorporation of the Corporation and shall be inserted at the end of Article
Three:

SERIES H PREFERRED STOCK

     1. Designation. The shares of such series of Preferred Stock shall be designated "Series H Cumulative Accelerating Redeemable Preferred Stock" (referred to herein as the "Series H Stock").

     2. Authorized Number. The authorized number of shares constituting the Series H Stock shall be one thousand (1,000).

     3. Ranking. The Series H Stock shall rank upon liquidation, dissolution, winding-up or otherwise, senior and prior to the Common Stock and to all other classes or series of stock issued by the Corporation, other than with respect to the Corporation's Series C Cumulative Accelerating Redeemable Preferred Stock (the "Series C Stock"), Series D Cumulative Accelerating Redeemable Preferred Stock (the "Series D Stock") and Series E Cumulative Accelerating Redeemable Preferred Stock (the "Series E Stock"). The Series H Stock will rank as to dividends, liquidation, dissolution, winding-up and otherwise, pari passu with the Series C Stock and Series D Stock. The Series H Stock will rank as to liquidation, dissolution, winding-up and otherwise, pari passu with the Series E Stock; provided, however, that the Series H Stock will rank senior and prior to the Series E Stock as to any dividends provided for in the Series H Stock. (All equity securities of the Corporation to which the Series H Stock ranks prior, whether with respect to the payment of dividends or upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as "Junior Securities;" all equity securities of the Corporation with which the Series H Stock ranks on a

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parity (including the Series C Stock and Series D Stock with respect to liquidation, dissolution, winding-up and dividends, and as to the Series E Stock with respect to liquidation, dissolution or winding-up, but not as to dividends), are collectively referred to herein as "Parity Securities"). The Corporation shall not have or create any class of stock ranking on parity with, or senior to, the Series H Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series H Stock, voting separately as a class.

     4. Dividends.

         (a) Dividend Accrual and Payment. From and after the date of the initial issuance of the Series H Stock by the Corporation (the "Original Issue Date"), compounding cumulative cash dividends shall accrue on a daily basis on the shares of Series H Stock at the initial annual rate (subject to reset in accordance with Section 4 (e)) of 8% per share (expressed as a percentage of the $2,000 per share liquidation preference (the "Dividend Rate")). The holders of shares of Series H Stock shall be entitled to receive such dividends when and as declared by the Board, in cash, out of assets legally available for such purpose, quarterly in arrears on the thirtieth (30th) day of March, June, September and December of each year (each of such dates being a "Dividend Payment Date"). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared, provided, however, that such date shall not be more than sixty (60) nor less than ten (10) days prior to the applicable Dividend Payment Date. Dividends on the Series H Stock shall be cumulative so that if, for any dividend accrual period, cash dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate with interest at the then applicable Dividend Rate and shall be added to the dividends payable for subsequent dividend accrual periods and upon any redemption or conversion of shares of Series H Stock. If the Original Issue Date is on a date which does not coincide with a Dividend Payment Date, then the initial dividend accrual period applicable to such shares shall be the period from the Original Issue Date through whichever of March, June, September or December next occurs after the Original Issue Date. If the date fixed for payment of a final liquidating distribution on any shares of Series H Stock, or the date on which any shares of Series H Stock are redeemed or converted into Common Stock, does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such payment, redemption or conversion, the final dividend accrual period applicable to such shares shall be the period from whichever of March, June, September or December most recently precedes the date of such payment, conversion or redemption through the effective date of such payment, conversion or redemption. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series H Stock. So long as any shares of Series H Stock are outstanding, (i) the amount of all dividends paid with respect to the shares of Series H Stock pursuant to this Section 4(a) shall be paid pro rata to the holders entitled thereto and (ii) holders of the shares of Series H Stock shall be entitled to receive the dividends provided for in this Section 4(a) in preference to and in priority over any dividends upon any Junior Securities.

         (b) Dividend Limitation on Parity Securities. No full dividends shall be declared by the Board or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Series H

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Stock for all dividend payment periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of Series H Stock and any Parity Securities, all dividends declared upon shares of Series H Stock and any Parity Securities shall be declared pro rata so that the amount of the dividends declared per share of Series H Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series H Stock and such Parity Securities bear to each other.

         (c) Dividend Limitation on Junior Securities. So long as any shares of Series H Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends payable in Junior Securities to the holder of Junior Securities), unless prior to, or concurrently with, such declaration, payment, setting apart for payment, purchase, redemption (or other retirement) or distribution, as the case may be, all accrued and unpaid dividends on the shares of Series H Stock not paid on the dates provided for in Section 4(a) hereof shall have been paid in full in cash.

         (d) Dividends on Fractional Shares. Each fractional share of Series H Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series H Stock pursuant to Section 4(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 4(a) hereof with respect to dividends on each outstanding share of Series H Stock.

         (e) Dividend Rate Adjustment. If less than 75% of the shares of the Series H Preferred Stock have been converted into shares of Common Stock (in accordance with Section 6), or have not been redeemed by the Company (in accordance with Section 8) by the date that is thirty (30) months after the Original Issue Date (the "Dividend Reset Date"), the Dividend Rate of the Series H Preferred Stock will increase to 12% per annum effective as of the Dividend Reset Date.

     5. Liquidation

         (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series H Stock shall be entitled, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $2,000 per share of Series H Stock, representing the liquidation preference per share of the Series H Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series H Stock) (the "Series H Stock Issue Price"), plus (ii) all accrued and unpaid dividends on the Series H Stock to such date (together with the Series H Stock Issue Price, the "Liquidation Amount"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the

                                       3
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holders of shares of Series H Stock and Parity Securities shall be insufficient to permit payment in full to the holders of shares of Series H Stock and any Parity Securities of the distributions to which they are entitled, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series H Stock and Parity Securities are entitled were paid in full. A consolidation or merger of the Corporation with or into any other corporation or corporations or other entity (other than a merger in which the Corporation is the survivor and the stockholders of the Corporation prior to such merger own more than a majority of the voting securities of the Corporation following such merger), a transaction or a series of related transactions in which the stockholders of the Corporation transfer a majority of the voting securities of the Corporation to any person or a sale, lease or transfer of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation as those terms are used in this Section 5. The Corporation shall provide to holders of shares of Series H Stock thirty (30) days' prior written notice of any such sale, conveyance, exchange, transfer, consolidation or merger.

         (b) Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of shares of Series H Stock shall have been paid in full the Liquidation Amount, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Junior Securities in accordance with their respective terms.

         (c) Notice of liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Amount and the place where said Liquidation Amount shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of shares of Series H Stock at his, her or its post office addresses as shown by the records of the Corporation.

         (d) Fractional Shares. The Liquidation Amount with respect to each outstanding fractional share of Series H Stock shall be equal to a ratably proportionate amount of the Liquidation Amount with respect to each outstanding share of Series H Stock.

     6. Conversion. The holders of shares of Series H Stock shall have the following conversion rights:

         (a) Conversion. Subject to the limitations set forth below, each share of the Series H Stock shall be convertible at any time in whole, but not in part, unless previously redeemed, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate liquidation preference of the shares of Series H Stock being converted by (ii) the Conversion Price (as defined in Section 6(b) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series H Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith. The conversion rights herein provided shall be

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

apportioned ratably among the holders of the Series H Stock in proportion to the number of shares of Series H Stock owned by such holders.

         (b) Conversion Price; Converted Shares. The initial conversion price of each share of Series H Stock shall be equal to the greater of (x) the Market Price (as defined below) of the Common Stock on the Original Issue Date or (y) $0.75 (the "Initial Conversion Price") (the Initial Conversion Price, as it may be adjusted pursuant to the terms of this Section 6(b) and Section 7, is referred to as the "Conversion Price"). If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series H Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series H Stock which have been converted shall be cancelled and all dividends on converted shares of Series H Stock shall cease to accrue and the certificates representing shares of Series H Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series H Stock are convertible, plus (ii) cash payable for any fractional share, plus (iii) all accrued but unpaid dividends relating to such shares of Series H Stock through the date of conversion. Upon the conversion of shares of Series H Stock as provided in this Section 6, the Corporation shall promptly pay all amounts described in the previous sentence to the holder of the shares of Series H Stock being converted. The Board shall at all times, so long as any shares of Series H Stock remain outstanding, reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

     As used herein, "Market Price" means, with respect to the shares of Common Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or Market;
(b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Corporation.

         (c) Mechanics of Conversion. In the case of a conversion, before any holder of Series H Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Series H Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate of certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter and in any case within five
(5) business days of the Corporation's receipt of

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the notice of conversion, issue and deliver at such office to such holder of
Series H Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; provided that such holder or nominee(s), as the case may be, shall be deemed to be the owner of record of such Common Stock as of the date that written notice is given to the Corporation of such holder's properly completed and executed election to convert and the surrender of the certificates representing the Series H Stock being converted, duly endorsed, at the office of the Corporation or its transfer agent (or an indemnification agreement as set forth in Section 6(a) hereof in case such certificates have been lost, stolen or destroyed). A certificate or certificates will be issued for the remaining shares of Series H Stock in any case in which fewer than all of the shares of Series H Stock represented by a certificate are converted.

         (d) Issue Taxes. The Corporation shall pay all issue taxes and documentary stamp taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series H Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

         (e) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

     7. Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series H Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

         (a) Certain Definitions. For purposes of this Certificate:

            (i) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued, or deemed to be issued by the Corporation pursuant to paragraph (g) of this Section 7, after the Original Issue Date except:

               (A) shares of Common Stock issuable upon conversion of, or distributions with respect to, the Series C Stock (or any shares of Preferred Stock into which such shares of Series C Stock are exchanged), Series D Stock, Series E Stock (or any shares of Preferred Stock into which such shares of Series E Stock are exchanged) and Series H Stock (the "Preferred Common Stock");

               (B) shares of Common Stock issuable upon the exercise of Options (as defined below);

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               (C) up to 3,000,000 shares of Common Stock issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock granted under the OnCure Technologies Corp. 2001 Stock Option Plan, or any successor plan; provided that the exercise price of each such stock option and the exercise price for each other award made or denominated in shares of Common Stock is no less than the Market Price of the Common Stock on the date of the grant of such stock option (the "Management Options");

            (ii) The term "Options" shall mean any and all rights, options or warrants (other than the Management Options) to subscribe for, purchase or otherwise in any manner acquire Common Stock issued and outstanding as of the Original Issue Date; and

            (iii) The term "Other Common Stock" shall mean the total number of shares of Common Stock outstanding at the time of determination as well as the total number of shares of Preferred Common Stock, and shares of Common Stock issuable upon exercise of Management Options and Options.

         (b) Reorganization, Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value, each share of Series H Stock shall, after such reorganization, share exchange or reclassification, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series H Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series H Stock immediately prior to such reorganization, share exchange or reclassification.

         (c) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party, each share of Series H Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series H Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series H Stock immediately prior to such consolidation or merger.

         (d) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Common Stock shall be combined, the Conversion Price shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

         (e) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock, then upon conversion of the shares of Series H Stock, the holder of such converted Series H Stock shall be entitled to receive, in addition to the number of shares of Common Stock such holder is entitled to receive based on the Conversion Price then in effect, that kind and number of shares of stock which such holder would have been

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entitled to receive if the holder had held the Common Stock issuable upon conversion of its Series H Stock as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution).

         (f) Issuance of Additional Shares of Common Stock. If the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (g) below) after the Original Issue Date (other than as provided in the foregoing subsections (b) through (e)), for no consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, and the amount of Additional Shares of Common Stock issued by the Company exceeds 1% of the total number of shares of Other Common Stock and Common Stock outstanding immediately prior to such issuance, then in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the price paid per share for such Additional Shares of Common Stock.

         (g) Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such options, or, in the case of convertible securities and options therefor, the conversion or exchange of such convertible securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of options or convertible securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

            (i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of convertible securities or shares of Common Stock upon the exercise of such options or the issue of Common Stock upon the conversion or exchange of such convertible securities;

            (ii) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance of such options or convertible securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon any such increase or decrease becoming effective, shall be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such convertible securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series H Stock);

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            (iii) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the Conversion Price computed upon the original issue of such options or convertible securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

               (A) in the case of options or convertible securities, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Corporation (x) for the issue of all such options, whether or not exercised, plus the consideration actually received by the Corporation upon exercise of the options or (y) for the issue of all such convertible securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of the convertible securities; and

               (B) in the case of options for convertible securities, only the convertible securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the convertible securities with respect to which such options were actually exercised.

            (iv) No readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (v) In the case of any options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above.

         (h) Determination of Consideration. For purposes of this Section 7, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

            (i) Cash and Property. Such consideration shall:

               (A) insofar as it consists of cash, be the aggregate amount of cash received by the Corporation; and

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

               (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of the issue, as determined in good faith by the vote of a majority of the Board or if the Board cannot reach such agreement, by a qualified independent public accounting firm, other than the accounting firm then engaged as the Corporation's independent auditors.

            (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (g) above, relating to options and convertible securities shall be determined by dividing:

               (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such options or the conversion or exchange of such convertible securities, or in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities, by

               (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such options or conversion or exchange of such convertible securities.

         (i) Other Provisions Applicable to Adjustment Under this Section. The following provisions will be applicable to the adjustments in Conversion Price as provided in this Section 7:

            (i) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

            (ii) Other Action Affecting Common Stock. If the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 7(b) to 7(g) hereof, inclusive, which would have an inequitable effect on the holders of Series H Stock, then the Conversion Price shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

            (iii) Minimum Adjustment. No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such

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

         amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

            (iv) Certain Adjustments. The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 7(g)(ii) or (iii).

         (j) Notices of Adjustments. Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the recordholders of the Series H Stock.

     8. Redemption

         (a) Redemption by the Corporation. The Series H Stock may be redeemed, at the option of the Corporation upon not less than 30 days' prior written notice, in whole or in part, at a price per share equal to one hundred percent (100%) of the Series H Stock Issue Price plus all accrued and unpaid dividends to the date of redemption (the date the Corporation redeems the Series H Stock, whether at the option of the Corporation pursuant to this Section 8(a) or at the option of any holder of Series H Stock pursuant to Section 8(b) below, is referred to herein as the "Redemption Date") provided that the holders of the Series H Stock shall be able to exercise the conversion rights described in
Section 6 hereof at any time prior to the Redemption Date.

         (b) Redemption at the Option of the Holders. If all of the outstanding shares of the Series H Stock are not redeemed, or have not converted into Common Stock, by the fifth anniversary of the Original Issue Date, then any holder of shares of Series H Stock shall have the right to require the Corporation to redeem no later than thirty (30) days after written notice is delivered to the Corporation (the "Holders' Redemption Demand") all or any portion of the Series H Stock owned by such holder or holders at a price per share equal to one hundred percent (100%) of the Series H Stock Issue Price, plus all accrued and unpaid dividends on the shares of Series H Stock, to be so redeemed to the Redemption Date.

         (c) Redemption Procedure. On or prior to the Redemption Date, the Corporation shall deposit the Series H Stock Issue Price plus an amount equal to all accrued and unpaid dividends on all outstanding shares of Series H Stock to be so redeemed to the Redemption Date (the "Redemption Price") with a bank or trust corporation having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the holders of shares of Series H Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series H Stock to be redeemed. If the Corporation makes such deposit in full, from and after the Redemption Date, all rights of the holders of shares of Series H Stock as holders of shares of Series H Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series H Stock being redeemed, and such shares shall not thereafter be

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

transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation does not make such deposit in full, all rights of the holders of shares of Series H Stock being redeemed as holders of shares of Series H Stock shall not cease as to any share until payment in full of the Redemption Price for such share being redeemed and until such time such share shall remain outstanding and shall be entitled to all the rights and preferences provided herein. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series H Stock and Parity Securities required to be redeemed are insufficient to redeem the total number of shares of Series H Stock and Parity Securities to be redeemed on such date, then the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series H Stock and Parity Securities ratably among the holders of such securities to be redeemed based upon their holdings of Series H Stock and Parity Securities, as applicable. Payments shall first be applied against accrued and unpaid dividends, and thereafter against the remainder of the Redemption Price. The shares of Series H Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series H Stock, such funds will immediately be used to redeem the balance of the shares of Series H Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any Junior Securities, unless the Redemption Price of all shares of Series H Stock to be redeemed shall have been paid in full.

         (d) Failure to Redeem. If the Corporation shall fail at any time to discharge its obligation to redeem shares of Series H Stock pursuant to Section 8(b) (a "Mandatory Redemption Obligation"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and for so long as any Mandatory Redemption Obligations shall not fully be discharged, the Corporation shall not (i) directly or indirectly, purchase, redeem or discharge any mandatory redemption, sinking fund or other similar obligation in respect of any Parity Securities or any warrants, rights or options exercisable for or convertible into any Parity Securities (except in connection with a mandatory redemption, sinking fund or other similar obligation to be satisfied pro rata with any Mandatory Redemption Obligation relating to the Series H Stock) or (ii) declare or pay any dividend or make any distribution on, or, directly or indirectly, purchase, redeem or discharge any such mandatory redemption, sinking fund or other similar obligation in respect of any Junior Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities.

     9. Preemptive Rights.

         (a) For so long as any shares of Series H Stock are outstanding, prior to seeking financing consisting of the issuance or sale of any shares of Common Stock or Preferred Stock, including securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or Preferred Stock (other than (i) for the purpose of acquiring another business or merging with another Person (as defined below) in a transaction approved by the Board, (ii) to the Corporation's lenders in connection with any debt financing, (iii) which is made pursuant to an underwritten public offering pursuant to a registration statement declared effective by the Securities and Exchange Commission, (iv) upon the exercise of the Management Options, (v) upon the exercise of Options, (vi) in exchange for existing securities of the Corporation, (vii)

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

upon the conversion of the Series C Stock, Series D Stock or Series E Stock, or
(viii) the issuance of Preferred Stock that is not convertible into Common Stock)(the "Equity Financing," and the securities to be issued in connection therewith, the "Equity Securities"), the Corporation shall first give to each holder of Series H Stock the opportunity (such opportunity being herein referred to as the "Preemptive Right") to purchase (on the same terms as such Equity Securities are proposed to be sold) the same proportion of such Equity Securities proposed to be sold by the Corporation as equals such holder's percentage of the outstanding Common Stock held by such holder if the holder had held the Common Stock issuable upon conversion of the shares of Series H Stock immediately prior to the day preceding the date of the Preemptive Notice (as defined herein).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or organization including a government or political subdivision or any agency or instrumentality thereof.

         (b) At least thirty (30) days prior to the issuance by the Corporation of any Equity Securities, the Corporation shall give written notice thereof (the "Preemptive Notice") to each holder of Series H Stock. The Preemptive Notice shall specify (i) the name and address of the bona fide investor to whom the Corporation proposes to issue or sell Equity Securities, (ii) the total amount of capital to be raised by the Corporation pursuant to the issuance or sale of Equity Securities, (iii) the number of such Equity Securities proposed to be issued or sold, (iv) the price and other terms of their proposed issuance or sale, (v) the number of such Equity Securities which such holder is entitled to purchase (determined as provided in subsection (a) above), and (vi) the period during which such holder may elect to purchase such Equity Securities, which period shall extend for at least thirty (30) days following the receipt by such holder of the Preemptive Notice (the "Preemptive Acceptance Period"). Each holder of Series H Stock who desires to purchase Equity Securities shall notify the Corporation within the Preemptive Acceptance Period of the number of Equity Securities he wishes to purchase, as well as the number, if any, of additional Equity Securities he would be willing to purchase in the event that all of the Equity Securities subject to the Preemptive Right are not subscribed for by the other holders of Series H Stock.

         (c) During the Preemptive Acceptance Period, except as required by law, the Corporation and each holder of Series H Stock shall not discuss the proposed Equity Financing with any other person, other than officers, directors and employees of the Corporation; provided, however, that nothing contained herein shall prohibit the Company or Investor from discussing the proposed Equity Financing with counsel.

         (d) In the event a holder of Series H Stock declines to subscribe for all or any part of its pro rata portion of any Equity Securities which are subject to the Preemptive Right (the "Declining Preemptive Purchaser") during the Preemptive Acceptance Period, then the other holders of Series H Stock shall have the right to subscribe for all (or any declined part) of the Declining Preemptive Purchaser's pro rata portion of such Equity Securities (to be divided among the other holders of Series H Stock desiring to exercise such right on a ratable basis).

         (e) After the conclusion of the Preemptive Acceptance Period, any Equity Securities which none of the holders elect to purchase in accordance with the provisions of this

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

Section 9, may be sold by the Corporation, within a period of four (4) months after the expiration of the Preemptive Acceptance Period, to any other person or persons at not less than the price and upon other terms and conditions not less favorable to the Corporation than those set forth in the Preemptive Notice.

     10. Voting Rights.

         (a) Holders of Series H Stock shall be entitled to notice of any stockholder's meeting. Except as otherwise required by law or provided herein, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series H Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series H Stock is then convertible. Except as otherwise required by law or provided herein, the holders of Series H Stock shall vote together with the holders of Common Stock as a single class with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.

         (b) In addition to any other vote or consent of stockholders provided by law or by the Corporation's Articles of Incorporation, the Corporation shall not, without the approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series H Stock:

            (i) amend, waive or repeal any provisions of, or add any provision to, (x) this Certificate or (y) any provision of the Articles of Incorporation or By-Laws of the Corporation or any other certificate of designation filed by the Corporation with the Department of State of the State of Florida, in each case in a manner that would adversely effect or impair the rights of the holders of the Series H Stock;

            (ii) merge or consolidate with any other corporation, other than a merger in which the Corporation is the survivor and the stockholders of the Corporation immediately prior thereto continue to represent at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation outstanding immediately after such merger or consolidation; or

            (iii) increase or decrease the authorized shares of Series H Stock.

     11. Shares to be Retired. All shares of the Series H Stock redeemed, converted, exchanged or purchased by the Corporation shall be retired and canceled and shall not be restored to the status of authorized but unissued shares of Preferred Stock and may not thereafter be reissued.

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

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 15th day of May 2002.


                                ONCURE TECHNOLOGIES CORP.



                                By: /s/ Jeffrey A. Goffman
                                    --------------------------------
                                    Name:  Jeffrey A. Goffman
                                    Title: President and Chief Executive Officer




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